Exhibit 15.1

High Times to Add Two NorCal Dispensaries to Growing Retail Presence

Proposed acquisitions includes renowned 530 Collective and J@G Enterprises, dba “Synergy”

LOS ANGELES — June 9, 2020 — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, announced today that it has entered into definitive agreements to acquire two Northern California cannabis dispensaries, including the 11-year-old community cornerstone 530 Collective in Shasta Lake. The mostly stock transaction is expected to close within 60 days.

The acquisitions, which also includes the Redding store operated by J@G Enterprises, known as Synergy, will retain the 43 employees staffed and continue the operations of the two active dispensaries. The stores, which also operate a multi-region delivery business, will be rebranded as High Times properties upon closing.

“Effective market penetration in the world’s largest cannabis market, California, has been a core focus for us since we’ve announced our plant-touching plans,” Adam E. Levin, Executive Chairman of High Times stated. “The acquisition of these stores will provide us with not only greater coverage area within the state, but with a well-oiled machine to grow as we expand our operations. The J@G and 530 teams have already developed lasting relationships with their communities, and we believe they will be an example as we continue to flesh out our model, and develop the 2.0 cannabis consumer experience.”

With one of the most progressive cannabis policies in the state, 530 Collective was opened in Shasta Lake in 2009. The Synergy store opened in Redding in 2018. A consistent staple of the Shasta Lake community for over a decade, the stores have collectively developed such an impressive consumer base that they had to expand operations amidst the COVID-19 pandemic in order to meet the growing demand of their communities.

The announcement comes on the heels of an extension to the High Times Regulation A + IPO campaign. Investors interested in becoming a shareholder are encouraged to visit hightimesinvestor.com to view the High Times offering circular. You can also email invest@hightimes.com or call with the brand’s investment hotline at 1 (833) BUY-HTHC (833-289-4842). View our latest Regulation A+ offering circular and our SEC filings at https://www.sec.gov/Archives/edgar/data/1714420/000149315219008495/partii.htm and https://www.sec.gov/cgi-bin/browse-edgar?company=hightimes&owner=exclude&action=getcompany.

About High Times:

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

About Synergy:

J@G Enterprises, Inc., dba “Synergy” is the FIRST cannabis retailer in Redding, CA. Licensed by both the city of Redding and the State of California, our mission is to provide medical and adult cannabis users a one of a kind concierge cannabis experience. Located in an upscale, professional area of Redding, our retail facility at 345 Hemsted Drive. is in the center of the city and easily accessible from the I-5 and Cypress exit. The retail entrance is off the rear of the building making access simple and discrete. The goal of our beautiful facility is to provide a concierge cannabis experience every time you shop with us!

About 530 Colletive:

At 530 Collective, our goal is to provide high-grade cannabis at an affordable cost in a professional, safe environment, along with up to date industry and legal information. Providing both medical and retail sales, We are here to serve all your consumption needs in a safe, controlled way.

Forward Looking Statements

This press release contains information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. In addition, consumption of the transactions contemplated with Harvest Health or any other dispensaries remain subject to certain closing conditions, including the receipt of certain regulatory and third-party consents. The parties are aiming to close the Harvest Health acquisitions no later than June 30,2020, subject to the parties’ mutual agreement to extend the closing date.

Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Reports on Form 1-U, dated May 05, 2020.

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